Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is made and entered into this 12th day of July 2005 (“Agreement Date”), by and between WDLP Broadcasting Company, LLC, a Delaware limited liability company (“WDLP”), WDLP Licensed Subsidiary, LLC, a Delaware limited liability company (“WDLP-Sub”), Robin Broadcasting Company, LLC, a Delaware limited liability company (“Robin”) and Robin Licensed Subsidiary, LLC, a Delaware limited liability company (“Robin-Sub”) (individually “Seller” and collectively “Sellers”), and Mega Media Holdings, Inc., a Delaware corporation (“Buyer”).
R E C I T A L S:
     WHEREAS, WDLP-Sub holds certain licenses, permits and authorizations issued by the Federal Communications Commission (the “FCC”) for the operation of television stations WDLP-TV, Key West, Florida, Channel 22 (and its derivative digital television station, WDLP-DT, Key West, Florida, Channel 3), FCC Facility I.D. No. 72053 (“WDLP-TV”), and Robin-Sub holds certain licenses, permits and authorizations issued by the FCC for the operation of television station WSBS-CA, Miami, Florida, Channel 50, FCC Facility I.D. No. 29547 (“WSBS-CA”) (WDLP-TV, and WSBS-CA are sometimes individually referred to herein as a “Station” and collectively referred to as the “Stations”), and Sellers own and/or lease certain assets used in the operation and maintenance of the Stations, as more particularly described in this Agreement;
     WHEREAS, Sellers desire to sell, transfer and assign such licenses, permits and authorizations to Buyer and sell such assets to Buyer, and Buyer desires to acquire such licenses and assets, upon the terms and subject to the conditions herein set forth;
     WHEREAS, Buyer is a wholly owned subsidiary of Spanish Broadcasting System, Inc., a Delaware corporation (“Parent”), which formed Buyer for the express purpose of acquiring such licenses and assets;
     WHEREAS, WDLP-Sub is a wholly owned subsidiary of WDLP, which formed WDLP-Sub for the express purpose of holding the FCC Licenses for WDLP-TV (and other FCC Licenses which are not part of the Stations being sold hereunder);
     WHEREAS, Robin-Sub is a wholly owned subsidiary of Robin, which formed Robin-Sub for the express purpose of holding the FCC Licenses for WSBS-CA (and possibly other FCC Licenses which are not part of the Stations being sold hereunder); and
     WHEREAS, the sale, transfer and assignment of such licenses, permits and authorizations of the Stations is subject to the prior consent of the FCC, including the grant of all of the Assignment Applications (as herein defined) with respect to the Stations (the “FCC Consent”);

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     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Sellers and Buyer hereby agree as follows:
ARTICLE I
TERMS OF THE TRANSACTION
     1.1 Assets to be Transferred. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase from Sellers, all of each Seller’s right, title and interest in, to and under the assets owned or used by such Seller and associated with, related to or employed in the operation of the Stations owned by such Seller (other than the Excluded Assets), which assets being transferred to Buyer hereunder shall consist of the following assets and properties of Sellers existing on the Closing Date, all such assets and properties being transferred to Buyer pursuant to this Agreement being collectively referred to herein as the “Assets”.
          (a) FCC Licenses. All licenses, permits and authorizations issued or granted by the FCC for the operation of or used or useful in connection with the operation of the Stations, and all applications filed by Sellers with the FCC with respect to the Stations (collectively, the “FCC Licenses”), all of which FCC Licenses are identified on Schedule 1.1(a).
          (b) Leased Real Property. The leasehold estates or license rights relating to the Stations under the leases and licenses identified on Schedule 1.1(b) (the “Real Property Leases”) covering the premises more particularly described on Schedule 1.1(b) (the “Leased Real Property”), and all rights (including rights of refund and offset relating to any post-Closing events), privileges and options in favor of Sellers relating or pertaining to such Real Property Leases arising on and after the Closing Date.
          (c) Tangible Personal Property. The fixed and tangible personal property owned by each Seller and used in the operation of the Stations, consisting of the physical assets and equipment listed on Schedule 1.1(c), together with replacements thereof, additions and alterations thereto, and substitutions therefor, made between the Agreement Date and the Closing Date (hereinafter collectively the “Owned Personal Property”).
          (d) Intellectual Property; Certain Intangibles. All of each Seller’s assignable rights in and under Intellectual Property (as hereinafter defined) owned by or licensed to such Seller, together with goodwill and other intangible property, relating to, or used or useful in connection with the operation of the Stations, but not any of the foregoing which constitute or are related to the Excluded Assets.

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          (e) Permits. All right, title and interest of each Seller in, to, and under all Permits relating to, or used or useful in connection with the operation of the Stations or relating to the use, operation or enjoyment of the Assets, as listed on Schedule 1.1(e).
          (f) Personal Property Leases. All right, title and interest of each Seller in, to and under the personal property leases pertaining to the Stations as identified on Schedule 1.1(f) (the “Personal Property Leases”), and all rights (including rights of refund and offset relating to any post-Closing events), privileges, deposits, claims, causes of action and options in favor of such Seller relating or pertaining to such Personal Property Leases.
          (g) Contracts. The contracts and agreements relating to the Stations and identified on Schedule 1.1(g) (together with the Real Property Leases and the Personal Property Leases, the “Assumed Contracts”), and all rights (including rights of refund and offset relating to any post-Closing events), privileges, and options in favor of each Seller relating or pertaining to any of such Assumed Contracts arising on and after the Closing Date.
          (h) Books and Records. Except as set out in Section 1.2 below, all books, records, papers and instruments of each Seller that relate specifically to the other Assets or the operation of the Stations, including without limitation the Stations’ local public files and other records required by the FCC to be maintained at the Stations, programming information and studies, marketing and demographic data, dealings with customers, vendors and suppliers of the Stations, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith; provided that each Seller shall be entitled to retain copies of any such books and records that are necessary for its Tax, accounting or legal purposes.
          (i) Surveys, Maps, and Diagrams. All surveys, maps and building and machinery diagrams and plans of each Seller relating to any of the Assets.
          (j) Warranty Claims. All warranties, representations, indemnifications, hold harmless provisions and guarantees made by suppliers, licensors, manufacturers, contractors and others in respect of the Stations or the Assets relating to facts, acts, circumstances or omissions that take place on and after the Closing Date, but not including warranties, representations, indemnification, hold harmless provisions and guarantees under or with respect to any contracts or agreements which are not related to the Assumed Contracts.
     1.2 Excluded Assets. All of each Seller’s right, title and interest in, to and under the following assets and properties shall be excluded from the Assets to be transferred to Buyer hereunder (collectively referred to herein as the “Excluded Assets”):

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          (a) all assets owned or used by Sellers and associated with, related to or employed in the operation of all of Sellers’ television stations other than the Stations, as well as the call letters “WDLP-TV” and “WDLP-DT” currently associated with the Stations;
          (b) all cash and cash equivalents, prepaid expenses, security deposits, marketable securities and other investments;
          (c) all accounts receivable and notes receivable and other evidence of indebtedness and rights to receive payment, whether or not generated by the operation of the Stations, for all periods ending prior to the Closing Date;
          (d) all policies of insurance;
          (e) all rights of recovery, claims, and causes of action arising from the operation of the Stations prior to the Closing Date, including under any policies of insurance;
          (f) each Seller’s general ledgers and original books of entry subsidiary thereto, Tax Returns and supporting papers, checks, vouchers and bank statements and the books and records related to the limited liability company of such Seller, subject to the right of Buyer to have access to and to copy such records pertaining directly to the Stations for the three year period prior to the Closing Date;
          (g) all contracts and agreements other than Assumed Contracts, including any collective bargaining agreement and all contracts that have terminated or expired prior to the Closing Date, and all rights (including rights of refund and offset relating to any post-Closing events), privileges, and options in favor of Sellers relating or pertaining to any of such contracts and agreements arising prior to, on or after the Closing Date;
          (h) all rights, claims and causes of action of each Seller for refunds of Taxes and all other benefits, rights and claims of each Seller arising in connection with or otherwise relating to Taxes relating to the Stations for any period or partial period prior to the Closing;
          (i) any pension, profit sharing, 401(k), retirement or employee benefit plans or trusts maintained by Sellers;
          (j) all rights of Sellers under or pursuant to this Agreement;
          (k) all rights of refund and offset under any Assumed Contracts relating to any events arising prior to the Closing Date;
          (l) all warranties, representations, indemnifications, hold harmless provisions and guarantees made by suppliers, licensors, manufacturers, contractors and others relating to the

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Stations or the Assets with regard to (i) any contracts or agreement other than the Assumed Contracts and (ii) as to the Assumed Contracts, any facts, acts, circumstances or omissions that take place prior to the Closing Date;
          (m) all of the assets listed on Schedule 1.2(m); and
          (n) any other asset of the Sellers not specifically described herein as part of the Assets.
     1.3 Purchase Price and Payment.
          (a) In consideration of the transfer by Sellers to Buyer of the Assets, Buyer shall pay to Sellers the sum of Thirty-Seven Million Dollars ($37,000,000.00), plus the Two Hundred Fifty Thousand Dollars ($250,000.00) Extension Payment described in sub-section (iv) below, if applicable (the “Purchase Price”), plus or minus any Adjustment Items agreed upon by the parties at the Closing in accordance with Section 1.7 hereof. The Purchase Price shall be paid to Sellers as follows:
          (i) Upon the execution and delivery of this Agreement, Buyer shall pay to Seller cash in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Initial Deposit”) in immediately available funds by confirmed wire transfer to one or more bank accounts designated by WDLP.
          (ii) Buyer shall pay at the Closing the cash amount of Fourteen Million Dollars ($14,000,000.00) (not including the Initial Deposit or the Extension Payment, if applicable), plus or minus any Adjustment Items agreed upon the parties at the Closing in accordance with Section 1.7 hereof, in immediately available funds by confirmed wire transfer to bank accounts designated by Sellers in the amounts designated in accordance with Section 1.4 below (such designation to occur no later than the second business day prior to the Closing Date).
          (iii) At Buyer’s written election, at the Closing Buyer shall either (A) execute and deliver to Sellers a Secured Promissory Note in the principal amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) in the form attached hereto and made a part hereof as Exhibit A (the “Promissory Note”), together with a Security Agreement respecting the Promissory Note in the form attached hereto and made a part hereof as Exhibit B (the “Security Agreement”), in which case Buyer shall also cause Parent to execute and deliver to Sellers a Guaranty of Secured Promissory Note in the form attached hereto and made a part hereof as Exhibit C (the “Guaranty”); or (B) pay an additional cash amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) in immediately available funds by confirmed wire transfer to bank accounts designated by

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Sellers in the amounts designated in accordance with Section 1.4 below (such designation to occur no later than the second business day prior to the Closing Date).
          (iv) In the event the Closing shall not have occurred by August 31, 2005 and this Agreement shall not otherwise have been terminated in accordance with Section 9.1 below, then on September 1, 2005, Buyer shall pay to Sellers cash in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Extension Payment”) in immediately available funds by confirmed wire transfer to one ore more bank accounts designated by WDLP (such designation to occur no later than the second business day prior to such payment date).
          (v) All funds so paid to Sellers as the Initial Deposit and, if applicable, the Extension Payment, shall be credited against the Purchase Price in the event of a successful Closing or shall otherwise be subject to the provisions of Sections 1.3(b), 1.3(c) and 9.5 below.
          (b) If this Agreement is terminated by Sellers or Buyer for any reason other than by Buyer in accordance with Section 9.1(e) hereof, Sellers shall be entitled to retain the Initial Deposit and, if applicable, the Extension Payment as non-refundable liquidated damages in accordance with the provisions of Section 9.5 below.
          (c) If this Agreement is terminated in accordance with the provisions of Section 9.1(e) hereof, and Sellers shall not be entitled to retain the Initial Deposit and, if applicable, the Extension Payment pursuant to Section 1.3(b) and Section 9.5 by reason thereof, Buyer shall be entitled to an immediate return all such funds previously paid to Sellers upon such termination of this Agreement.
          (d) If, and only if, Buyer elects to pay part of the Purchase Price by the execution and delivery of the Promissory Note as contemplated in Section 1.3(a)(iii)(A) above, then as further consideration for the transfer of the Assets to Buyer, Buyer shall cause Parent, directly or through one or more of its Affiliates, to enter into that certain Advertising Opportunities Agreement in the form attached hereto as Exhibit D (the “Advertising Opportunity Agreement”) in order to make available to Sellers and their agreed to Affiliates certain advertising opportunities as described therein.
     1.4 Allocation of Purchase Price. The Purchase Price payable to Sellers shall be allocated between the Sellers in a manner designated by the Sellers (such designation to occur no later than the second business day prior to the Closing Date). The Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 1.4. Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with such allocation.

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     1.5 Liabilities Assumed by Buyer. As further consideration for the transfer of the Assets to Buyer, Buyer agrees, upon the terms and subject to the conditions set forth herein, to assume, at the Closing, and thereafter to pay, perform and discharge in the Ordinary Course of Business, the following liabilities and obligations of Sellers, whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known or disclosed to Sellers, and whether due or to become due (but only such liabilities and obligations and no others):
          (a) all obligations of each Seller accruing on and after the Closing Date under the Assumed Contracts;
          (b) all obligations of each Seller accruing on and after the Closing Date under the Permits described on Schedule 1.1(e), if any;
          (c) all Permitted Encumbrances; and
          (d) Buyer’s one-half share of the sales and use Taxes described in Section 5.11 hereof.
All liabilities and obligations being assumed by Buyer pursuant to this Section are collectively referred to herein as the “Assumed Liabilities.” Notwithstanding the foregoing, Buyer shall not be liable for and shall not assume (i) defaults in performance of the Assumed Contracts in respect of periods prior to the Closing Date; or (ii) unpaid amounts in respect of the Assumed Contracts that relate to periods prior to the Closing Date. The Assumed Liabilities shall not include any Excluded Liabilities as defined in Section 1.6.
     1.6 Liabilities Not Assumed by Buyer. Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Sellers (whether or not referred to in any Schedule or Exhibit hereto), except as specifically provided in Section 1.5, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities and obligations that each Seller has or may have in the future (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known or disclosed to Buyer, and whether due or to become due), other than the Assumed Liabilities, shall constitute Excluded Liabilities and shall be either discharged by Sellers prior to the Closing or shall remain the respective liabilities and obligations of each Seller following the Closing. Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any Ancillary Document delivered pursuant to or in connection with this Agreement or otherwise by reason of consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations, or commitments of Sellers of any nature whatsoever other than the Assumed Liabilities. Without limiting the generality of the foregoing, Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for

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the Excluded Liabilities which shall include the following, except to the extent that any of the following are in fact part of the Assumed Liabilities:
          (a) any liabilities and obligations of a Seller relating to the Excluded Assets;
          (b) any liability or obligation of a Seller under any mortgage, deed of trust, security agreement or financing statement, or any note, bond or other instrument or obligation secured thereby;
          (c) any liability or obligation of a Seller existing at or arising after the Closing Date under any leases, contracts, agreements, FCC Licenses or Permits included in the Assets which results from the breach, default or wrongful action or inaction of such Seller prior to the Closing Date;
          (d) any liability or obligation arising under any contracts, commitments, leases or agreements to which either of the Sellers or any of the Stations is a party, except for the liabilities or obligations arising under the Assumed Contracts and then only to the extent that such liability or obligation relates to periods on and after the Closing Date;
          (e) any liability or obligation of a Seller, whether relating to a claim currently pending or hereafter asserted, arising out of the employment relationship between such Seller and any of such Seller’s present or former employees including, without limitation, severance pay or other employment termination issues, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment or workers’ compensation;
          (f) any liability or obligation of a Seller in respect of any agreement, trust, plan, fund or other arrangement under which benefits (including retirement benefits) or employment is provided for any of such Seller’s present or former employees engaged in connection with the ownership or operation of the Assets or the Stations;
          (g) any liabilities or deficiencies for Taxes applicable to periods ending on or prior to the Closing Date;
          (h) any liability or obligation of a Seller in respect of any environmental claim arising out of or relating to the operation of the Stations, such Seller’s business or such Seller’s ownership, leasing or operation of real property attributable to periods ending on or prior to the Closing Date;
          (i) any liability of a Seller under this Agreement; and

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          (j) any liability of a Seller directly related to such Seller’s acts or omissions occurring after the Closing Date not otherwise authorized or contemplated under this Agreement or any other Ancillary Document entered into at the Closing.
     1.7 Adjustments of Purchase Price.
          (a) Adjustment Time. The “Adjustment Time” as used herein shall be 12:01 A.M. Eastern Daylight or Standard Time, as the case may be, on the Closing Date.
          (b) Adjustment Items. Except as otherwise provided in this Agreement, all income and expenses of the Stations, including but not limited to the following items (the “Adjustment Items”), shall be prorated between Buyer and Sellers as of the Adjustment Time, assuming a 30-day month. Except as otherwise provided in this Agreement, Sellers shall be entitled to such income and liable for such expenses prorated for the period up to and including the Closing Date, and Buyer shall be entitled to such income and liable for such expenses prorated for the period subsequent to the Closing Date. The following monies due by one party to the other under this Section 1.7(b), if any, shall be paid in accordance with Section 1.3(a) if determined at the Closing or under Section 1.7(c) if determined after the Closing.
          (i) Rentals or other charges, payable or paid in respect of the Assumed Contracts.
          (ii) All real and personal property Taxes (including sewerage assessments and fees) imposed on or with respect to the Assets for the year in which the Closing occurs.
          (iii) Transferable license, permit and registration fees, and like items.
          (iv) Charges for utilities (including but not limited to electricity, fuel, water, basic monthly telephone charges, long distance telephone calls and sanitation and garbage disposal) furnished exclusively to or in connection with the Stations.
          (v) The amount of broadcasting time or other revenues and other charges prepaid to Sellers in cash, merchandise or services applicable to any period subsequent to the Closing Date.
          (vi) Other similar items applicable to the Assets and/or attributable to the operations, advertising and/or the business of the Stations, it being the intention of the parties that, subject to the terms of this Agreement, all operations and the business of the Stations prior to the Adjustment Time shall be for the account of Sellers, and all operations and business of the Stations after the Adjustment Time shall be for the account of Buyer.

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          (vii) If the amount of any real or personal property Tax to be prorated is not known on the Closing Date, such Tax shall be apportioned on the basis of the most recent tax assessment. As soon as the new tax rate and valuation can be ascertained, there shall be a reapportionment and adjustment with respect to such Tax regardless of when such final proration occurs.
          (c) Adjustment After Closing Date. Subject to the provisions of Section 1.7(b)(vii), if the amount of any Adjustment Items cannot be readily ascertained or agreed upon on the Closing Date, proration of such items shall be determined within 60 days after the Closing Date and payment therefor shall be made to the party entitled thereto within 10 days after notice of such determination thereof has been given to Buyer or Sellers, as the case may be. In the event of any disputes between the parties as to adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in this Section and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties. The dispute shall be presented to such accountant no later than 75 days after the Closing Date. Such accountant’s resolution of the dispute shall be final and binding on the parties, absent fraud or palpable mistake, and a judgment may be entered thereon in any court of competent jurisdiction. The fees and expenses of such accountant shall be paid one-half by Sellers and one-half by Buyer.
     1.8 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with, the Person specified.
     “Ancillary Documents” means each agreement, instrument, and document (other than this Agreement) executed or to be executed by either or both of the Sellers or Buyer in connection with the transactions contemplated by this Agreement.
     “Applicable Law” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified Person or property is subject.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Communications Act” means the Communications Act of 1934, as amended.
     “Encumbrances” means any lien, mortgage, pledge, reservation, restriction, security interest, right of first refusal, option, conditional sale agreement, hypothecation, title retention or other security arrangement, or any adverse right or interest, charge, claim or other encumbrance of any nature whatsoever of, on, or with respect to any property or property interest whether imposed by law, agreement, understanding or otherwise, other than Permitted Encumbrances.

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     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “FCC” means the Federal Communications Commission.
     "Final Order” means an action by the FCC (i) that has not been vacated, reversed, stayed, or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion is pending, and (iii) as to which the time for filing any such appeal, request, petition or similar document or for which the reconsideration or review by the FCC on its own motion has expired.
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign, federal or state).
     “Intellectual Property” means trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including any documentation and object and source codes in each Seller’s possession), logos, jingles, slogans, marketing plans, sales and promotional material, telephone numbers, facsimile numbers, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.
     “IRS” means the Internal Revenue Service.
     “Material Adverse Effect” means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or operation of the Stations or any material portion thereof or on the ability of a party to perform on a timely basis any material obligations of such party under this Agreement or any Ancillary Document, in any such case not resulting from matters generally affecting the television industry as a whole.
     “Must Carry” means the entitlement of a full power television broadcast station to assert mandatory carriage rights on cable systems and satellite providers located within each Station’s market (“DMA”), as defined by Nielsen Media Research, pursuant to the Communications Act and the rules adopted by the FCC.
     “Ordinary Course of Business” shall mean an action taken by a Person if:
a.	Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
b.	Such action is not required to be authorized by the Board of Directors or comparable managing body of such Person and is not required to be specifically authorized by the parent corporation (or other entity), if any, of such Person; and

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c.	Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors or comparable managing body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Entities, but does not include FCC Licenses.
     “Permitted Encumbrances” means (i) Encumbrances created by Buyer, (ii) liens for Taxes not yet due and payable, and (iii) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in connection with the Ordinary Course of Business and securing payments not yet due and payable; provided, however, that at the Closing “Permitted Encumbrances” shall not include any liens for Taxes or statutory liens filed of record against the Assets which, individually or in the aggregate, will result in a Material Adverse Effect.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity or other entity.
     “Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.
     “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local taxing authority, including any interest, penalties, or additions attributable thereto.
     “Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.
     “To the knowledge” of a specified Person (or similar references to a Person’s knowledge) means that the only information to be attributed to such Person is information actually known to (a) such Person, in the case of an individual, (b) in the case of a limited liability company, such company’s manager and managing members, if any, or (c) in the case of a corporation or any other entity, a current officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
     Each Seller represents and warrants to Buyer as set forth below, except as set forth in the Schedules attached to this Agreement as of the Agreement Date as updated, if at all, in accordance with this Agreement as of the Closing Date (collectively, the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered sections contained in this Article II. Notwithstanding the foregoing, if a document or matter is listed in one Section of the Disclosure Schedule, such listing shall suffice, without specific repetition and with or without cross-reference, as a response to any other Section. The inclusion of any item in any Section of the Disclosure Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to respond to certain representations and warranties set forth in this Article II and to set forth other information required by this Agreement. Also, the inclusion of any matter in the Disclosure Schedule does not constitute an admission as to its materiality as it relates to any provision of this Agreement. Except as expressly set forth in the Disclosure Schedule, the definitions and information contained in this Agreement are incorporated therein.
     2.1 Organization and Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and WDLP and Robin are qualified to do business and in good standing in the State of Florida. Neither the nature of the business conducted by each Seller, nor the character of the properties owned, leased or otherwise held by each Seller makes any such qualification necessary in any other state, country, territory or jurisdiction, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each Seller has the full and unrestricted power and authority, limited liability company and otherwise, to own, lease and operate the Assets, to carry on its business as now conducted, and to enter into and perform the terms of this Agreement, the agreements, and instructions referred to herein, and the transactions contemplated hereby and thereby.
     2.2 Authorization. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of each Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of each Seller, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as specified in Section 2.5, the execution, delivery and performance by each Seller of this Agreement and the agreements and

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instruments called for hereunder will not require the consent, approval or authorization of any Person or Governmental Entity.
     2.3 Litigation; Compliance with Law. There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as each Seller knows, threatened against or involving such Seller, the Assets, the Stations or the Stations’ business and operations, at law or in equity, or before or by any court, arbitrator or Governmental Entity, and each Seller is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or Governmental Entity, except for those listed in Schedule 2.3. So far as each Seller knows, such Seller has complied and is in compliance in all material respects with all Applicable Laws, to the Assets, to the Stations and to such Seller’s business and operations. Each Seller has obtained all FCC Licenses and Permits (none of which has been modified or rescinded and all of which are in full force and effect) required in order to conduct the operations of the Stations as presently conducted and to own, use and maintain the Assets, except as set forth on Schedule 2.3 and except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect.
2.4 Financial Statements and Condition; Liabilities.
          (a) Each of WDLP and Robin has prepared and furnished to Buyer the unaudited balance sheets of such Seller as of December 31, 2004, and the statements of income and cash flows for the periods ended December 31, 2004 (the “Financial Statements”). The Financial Statements, including, without limitation, the notes thereto: (i) are in accordance with the books and records of such Seller; (ii) are true, correct and complete in all material respects and present fairly the financial position of such Seller as of the respective dates and the results of operations and changes in cash flow for the respective periods indicated; and (iii) except as set forth in Schedule 2.4(a), have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. The accounts receivable of each Seller shown on the balance sheet of the Financial Statements have been collected or to such Seller’s knowledge are collectible in amounts not less than the amounts thereof carried on the books of such Seller, except to the extent of the allowance for doubtful accounts shown on such balance sheet, and have been entered into in the Ordinary Course of Business.
          (b) As of December 31, 2004 there existed no liabilities of the Stations, contingent or absolute, matured or unmatured, known or unknown, except for those liabilities which (A) were reflected in the Financial Statements, including the notes thereto, (B) were incurred in the Ordinary Course of Business, (C) are disclosed in the various Schedules to this Agreement (except to the extent such matters are by the terms of any specific monetary, time period or materiality threshold expressly not required to be disclosed therein) or (D) are Excluded Liabilities. Since December 31, 2004, (i) no Seller has made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise) relating to the Assets or the Stations except for those which (A) were made in the Ordinary Course of Business, (B) are disclosed in the various Schedules to this Agreement (except to the extent such matters are by the terms of any specific monetary, time

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period or materiality threshold expressly not required to be disclosed therein) or (C) are Excluded Liabilities; (ii) there has not been any discharge or satisfaction of any obligation or liability owed to any Seller with respect to the Stations which is not in the Ordinary Course of Business; or (iii) there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any Material Adverse Effect.
     2.5 Assets; Consents.
          (a) Except for the Excluded Assets, the Assets to be acquired by Buyer at the Closing constitute all of the real, personal, and mixed assets, both tangible and intangible, that are used or held for use in the business and operations of the Stations as presently conducted.
          (b) Sellers are the sole and exclusive legal and equitable owners of all right, title and interest in and have good and marketable title to the Assets, free and clear of any Encumbrances, except for and subject only to (i) the Assumed Liabilities and (ii) any Encumbrances set forth in Schedule 2.5(b), which Encumbrances shall be removed prior to or contemporaneously with the Closing Date.
          (c) On the Closing Date, Buyer shall acquire good and marketable title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances other than Assumed Liabilities.
          (d) All of the Assets to be transferred hereunder are transferable by each Seller’s sole act and deed, and no consent on the part of any other Person is necessary to validate the transfer to Buyer, except (i) the FCC Licenses described in Schedule 1.1(a) are not assignable without the consent of the FCC as provided by law, and (ii) certain of the Assumed Contracts, as specified in Schedule 2.5(d), may be assigned only with the consent of third parties.
     1.6 Real Property.
          (a) Schedule 1.1(b) sets forth a list and description of all Real Property owned (if any), leased, occupied or used by each Seller or the Stations, which list specifies (i) the use made of such Real Property by such Seller in the business and operations of the Stations, and (ii) the landlord or licensor of each parcel thereof.
          (b) Schedule 1.1(b) lists all Real Property Leases, pursuant to which any of the Real Property is occupied or used by each Seller. Except as disclosed in Schedule 1.1(b), no Seller is a party to any leases, concession contracts or contracts for service or maintenance existing and relating to or connected with the occupancy or maintenance of the Real Property. Sellers are the owners and holders of all the leasehold interests purported to be granted by the Real Property Leases. Each of the Real Property Leases is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto, subject to applicable

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bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and grants the leasehold interest it purports to grant. Sellers and, to Sellers’ knowledge, each other respective party thereto, has complied with all of the material provisions of each of the Real Property Leases and is not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse or time or the happening or occurrence of any other event) would constitute such a default. There are no offsets or defenses by Sellers, or to Sellers’ knowledge, any other party, under any of the Real Property Leases.
          (c) To each Seller’s knowledge, all buildings, structures, and fixtures on the Real Property which are occupied or used by such Seller are in a condition adequate for the purposes which they are being used. No Seller has received any written notice indicating that any of the Real Property or any such buildings, structures, and fixtures on the Real Property do not currently conform, including usage by such Seller, with any material contractual requirements or Applicable Laws pertaining to or affecting such Real Property. The transmitting facilities of the Stations and all other related buildings, fixtures, structures and appurtenances are located entirely within the Real Property and related easements.
          (d) To each Seller’s knowledge, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and no Seller has knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.
          (e) On the Closing Date, none of the tangible Assets related to the Stations will be located on any real property other than the real property described on Schedule 2.6(e).
     2.7 Condition of Tangible Assets. All tangible Assets related to the Stations of any material nature are in good operating condition and repair for Assets of their age and usage, ordinary wear and tear excepted, and are suitable, adequate and fit for the uses for which they are intended or are being used; and to each Seller’s knowledge the present use of such Assets does not violate in any material respect any applicable Licenses or any other Applicable Laws.
     2.8 Intellectual Property. All of the Intellectual Property Assets described in Section 1.1(d) hereof, other than the FCC Licenses, are transferable to Buyer by the sole act and deed of Sellers; and no consent on the part of any other Person is necessary to validate the transfer to Buyer, except as set forth on Schedule 2.5(d). No Seller pays royalty to anyone under any of the foregoing Intellectual Property Assets. No Seller has any knowledge nor has any Seller received any written notice to the effect that any service rendered by such Seller relating to the business of the

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Stations may infringe on any trademark, service mark, trade name, copyright, patent, trade secret or other similar legally protectable right of another.
     2.9 FCC Matters.
          (a) Schedule 1.1(a) contains a true and complete list of the FCC Licenses for the conduct of the business and operations of the Stations in the manner they are presently conducted. Each Seller, as the case may be, is the authorized legal holder of the FCC Licenses and the FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 1.1(a). The operations of the Stations are in accordance with the FCC Licenses.
          (b) Except as set forth in Schedule 2.9(b) and except for actions or proceedings affecting television Stations generally, (i) no application, action, complaint, petition, notice of violation, or proceeding is pending or, to any Seller’s knowledge, threatened before the FCC relating to the business or operations of the Stations and (ii) to any Seller’s knowledge, no investigation is pending or threatened before the FCC relating to the business or operations of the Stations. Except as set forth in Schedule 2.9(b), no application, action, complaint, petition, notice of violation, or proceeding is pending or, to any Seller’s knowledge, threatened, and to any Seller’s knowledge, there has been no act or omission of any Seller or the members, officers, directors, agents or employees of such Seller, which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC with respect to the FCC Licenses or which may affect Buyer’s ability to continue to operate the Stations as they are is currently being operated.
          (c) The Stations, their transmitting and television equipment are in and, since the Stations have been owned by Sellers, have been operated in compliance in all material respects with the rules, regulations and policies of the FCC. Each Seller has complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or any alteration of the Stations’ antenna structures, except as set forth in Schedule 2.9(b).
          (d) Except as set forth in Schedule 2.9(b), no Seller knows of any facts, conditions or events relating to such Seller or the Stations that might cause the FCC to deny consent to the assignment of the FCC Licenses as provided for in this Agreement.
          (e) The full power TV station owned by WDLP and WDLP-Sub in the Miami-Ft. Lauderdale DMA, WDLP-TV (Channel 22), enjoys carriage under the FCC’s Must Carry rules on the franchised cable systems and satellite carriers which are listed in Schedule 2.9(e) (to each of which WDLP-TV delivers a “good quality signal”).
     2.10 Reports and Records. All returns, reports and statements relating to the Stations currently required to be filed by Sellers with the FCC, and all material returns, reports and statements relating to the Stations currently required to be filed by Sellers with any other Governmental Entity,

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\

have been filed and are true, correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and on that date will be true, correct, and complete in all material respects. All documents required by the FCC’s rules to be placed in each Station’s public files have been placed and are being held in such files and such files are up-to-date. All logs and business records of every type and nature relating to the business and operations of the Stations, including but not limited to political and public record files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns, operator agreements and other records pertaining to the business and operations of the Stations are properly maintained by the Stations. The political and public record files, program, operating and maintenance logs, equipment performance measurements, licenses, and operator agreements have been maintained in all material respects in accordance with the rules of the FCC.
     2.11 Contracts. Each Seller has delivered or made available to Buyer at the Stations true and complete copies or descriptions of all Assumed Contracts (and all amendments and modifications thereto) prior to the execution of this Agreement. The unperformed obligations ascertainable from the terms on the face of the written Assumed Contracts are the existing unperformed obligations thereunder. Each Assumed Contract is in full force and effect, and to each Seller’s knowledge constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each Seller has complied with all of the material provisions of the Assumed Contracts and to such Seller’s knowledge is not in default thereunder, and to such Seller’s knowledge there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. So far as each Seller knows, there has not been (i) any failure of any party to any such Assumed Contract to comply with all provisions thereof; (ii) any default by any third party thereunder; (iii) any threatened cancellation thereof; (iv) any outstanding dispute thereunder; or (v) any basis for any claim of any material breach or default thereunder by any third party.
     2.12 Conflicts. Except for the consents described in Section 2.5(d) hereof (including in Schedule 2.5(d) referenced therein), the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any Applicable Law, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any Seller’s certificate of formation or bylaws, or any contract, agreement, lease, commitment, or understanding to which such Seller is a party or by which Seller is bound or to which any of the Assets or the Stations is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the

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Assets, except for such conflicts, results, violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
     2.13 Related Parties. Neither any Seller nor any member or manager of such Seller has any interest whatsoever in any Person which has had any business transactions with such Seller relating to the Assets or the Stations, and no Affiliate of such Seller has entered into any transactions with such Seller relating to the Assets or the Stations, except for those set forth in Schedule 2.13.
     2.14 Taxes. Each Seller has filed all tax returns and forms required to be filed, and has paid in full all Taxes, estimated Taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or without returns or pursuant to any assessments received by such Seller. Such returns and forms are true and correct in all material respects, and such Seller is not required to pay any other Taxes except as shown on such returns. No Seller is a party to any pending action or proceeding, and, so far as each Seller knows, there is no action or proceeding threatened by any government or authority against such Seller, for assessment or collection of taxes; and no unresolved claim for assessment or collection of Taxes has been asserted against such Seller.
     2.15 Employee Benefit Plans.
          (a) Except as described in Schedule 2.15, neither any Seller nor any ERISA Affiliates (as defined below) have at any time established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to (i) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”)); (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement (“Other Plan”). Sellers and the ERISA Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or Other Plan that is not listed in Schedule 2.15. For purposes of this Section 2.15, the term “ERISA Affiliate” shall include all persons under common control with Sellers within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”).
          (b) Each plan or arrangement listed in Schedule 2.15 (and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) (collectively, the “Plans”) has been administered in all respects in full compliance with its terms and in both form and operation is in full compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Plan listed in Schedule 2.15 has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and

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nothing has occurred or been omitted since the date of the last such determination that resulted or will result in the revocation of such determination. Sellers and the ERISA Affiliates have made all required contributions or payments to or under each Plan listed in Schedule 2.15 on a timely basis and have made adequate provision for reserves to meet contributions and payments under such Plans that have not been made because they are not yet due.
     2.16 Environmental Matters.
          (a) For purposes of this section, “Hazardous Materials” means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601 et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300 et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; or other Applicable Laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding Applicable Laws or other similar Applicable Laws now or hereafter in effect relating to the protection of human health and the environment (collectively “Environmental Laws”). “Hazardous Materials” includes but is not limited to polychlorinated biphenals (PCBs), asbestos and lead-based paints.
          (b) There are no pending or threatened actions, suits, claims, legal proceedings or any other proceedings based on Hazardous Materials or the Environmental Laws at the Real Property, or any part thereof, arising from such Seller’s activities at the Real Property involving Hazardous Materials or, to such Seller’s knowledge, arising from any other source.
          (c) To such Seller’s knowledge, there are no conditions, facilities, procedures or any other facts or circumstances which could give rise to claims, expenses, losses, liabilities, or governmental action against Buyer in connection with any Hazardous Materials present at or disposed of from the Real Property, including without limitation the following conditions arising out of, resulting from, or attributable to, the assets, business, or operations of such Seller at the Real Property: (A) the presence of any Hazardous Materials on the Real Property or the release or threatened release of any Hazardous Materials into the environment from the Real Property; (B) the off-site disposal of Hazardous Materials originating on or from the Real Property or the business or operations of such Seller; (C) the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works; (D) any noncompliance with federal, state or local requirements governing occupational safety and health, or presence or release in the air and water supply systems of the Real Property of any substances that pose a hazard to

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human health or an impediment to working conditions; or (E) any facility operations, procedures or designs, which do not conform to the statutory or regulatory requirements of any Environmental Laws.
          (d) To such Seller’s knowledge, neither polychlorinated biphenyls nor asbestos-containing materials are present on or in the Real Property.
          (e) To such Seller’s knowledge, the Real Property contains no underground storage tanks, or underground piping associated with tanks, used currently or in the past for the management of Hazardous Materials.
     2.17 Labor Relations. There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between either of the Sellers and any of their respective employees or agents or any union or collective bargaining unit. Each Seller has complied and is in compliance in all material respects with all Applicable Laws relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 2.17 hereto, there are no collective bargaining agreements or employment agreements between either of the Sellers and any of their respective employees which are other than on an “at will” basis. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any Person. Except as set forth in Schedule 2.17 hereto, no employee of any Seller has any contractual right to continued employment by such Seller following consummation of the transactions contemplated by this Agreement. Each Seller has previously delivered to Buyer an accurate and complete list, dated as of the Agreement Date, of all employees of such Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.
     2.18 Insurance. Schedule 2.18 contains a list and brief description of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, and other forms of insurance of any kind relating to the Assets or the business and operations of the Stations and owned or held by each Seller. All such policies are in full force and effect.
     2.19 Disclosure. No representation or warranty by any Seller and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Buyer pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of a material fact or omits or will omit any material fact necessary to make the statements contained herein or therein not materially misleading.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers that:
     3.1 Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own its assets and to conduct its business as now being conducted. Buyer is duly qualified to transact business and is in good standing in the State of Florida. No proceedings to dissolve Buyer are pending or threatened.
     3.2 Authority Relative to This Agreement. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Ancillary Document executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.
     3.3 Non-contravention. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the certificate of formation and limited liability company agreement of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any material bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound or any material Permit held by Buyer, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon Buyer, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate have a Material Adverse Effect on Buyer or on the ability of Buyer to consummate the transactions contemplated hereby.
     3.4 Governmental Approvals. Other than filings with and the grant of FCC consent, no consent, approval, order, or authorization of or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement and the Ancillary Documents to which it is a

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party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) filings with Governmental Entities to occur in the Ordinary Course of Business following the consummation of the transactions contemplated hereby; and (ii) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. No approval under the HSR Act is required for this transaction.
     3.5 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or that would hinder Buyer from performing its obligations pursuant to this Agreement or the Ancillary Documents to which it or any of its Affiliates is or will be a party.
     3.6 Brokerage Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Sellers from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder’s fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any Person on the basis of any act or statement made or alleged to have been made by Buyer or any of its Affiliates.
     3.7 Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act and the rules, regulations and policies of the FCC. Buyer knows of no reason why the application for the assignment of the Licenses from Sellers to Buyer will not be approved by the FCC, and knows of no threatened objections to the completion of the transactions contemplated under this Agreement. Buyer has and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.
ARTICLE IV
CONDUCT OF BUSINESS PENDING CLOSING
     Each Seller hereby covenants and agrees with Buyer as follows:
     4.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the Agreement Date to the Closing Date, each Seller (i) shall operate and maintain the Stations of such Seller in conformity with the FCC Licenses, the Communications Act, the FCC Rules and in material compliance with all other Applicable Laws; (ii) shall use its commercially reasonable efforts, consistent with past practices, to preserve, maintain and protect the Assets, subject to the acquisition or disposition of Assets in the Ordinary Course of

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Business; and (iii) shall use commercially reasonable efforts, consistent with past practices, to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with the Stations.
     4.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in Section 5.13 and other provisions of this Agreement, prior to the Closing, no Seller shall, without the prior written consent of Buyer:
          (a) make any material change in the ongoing operations of the Assets or the Stations, except as otherwise required by the Communications Act and applicable FCC Rules (and except that with FCC Consent, Robin may take WSBS-CA off the air for any period of less than 12 consecutive months in order for WDLP to commence service of WDLP-CA, Channel 21 Miami from its new site);
          (b) except in the Ordinary Course of Business, create, incur, guarantee or assume any indebtedness for borrowed money in respect of the Stations or the Assets, which obligation will not be discharged on or before the Closing Date;
          (c) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereon other than Encumbrances which will be released on or prior to the Closing;
          (d) sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Assets other than the disposition in the Ordinary Course of Business;
          (e) acquire or enter into any network affiliation agreement, time brokerage agreement, local marketing arrangements, joint brokerage agreements or similar contracts which will bind the Stations beyond the Closing Date except as specifically provided for herein;
          (f) amend, modify or change any existing material lease, contract, Permit or agreement relating to the Stations and constituting part of the Assets, other than in the Ordinary Course of Business and except as specifically provided for herein or as may be required by order or regulation of the FCC;
          (g) acquire or enter into any new agreement or contract which will bind the Stations beyond the Closing Date except as specifically provided for herein;
          (h) permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers Assets or insures risks, contingencies or liabilities related to the Stations, unless simultaneously with such cancellation, termination or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated or lapsed are in full force and effect and written copies thereof have been provided to Buyer;

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          (i) take any action which makes any of the representations or warranties of Sellers contained in this Agreement untrue or inaccurate in any material respect as of any time from the Agreement Date to the Closing Date or which intentionally results in any of the conditions set forth in this Agreement not being satisfied; or
          (j) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Access to Information; Confidentiality.
          (a) Between the Agreement Date and the Closing, but subject to the provisions of Section 5.13 below, each Seller (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all employees, all offices, and other facilities, and all books, records, agreements, and commitments of such Seller relating to the Assets or the Stations, (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause such Seller’s officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Assets and the Stations as Buyer may from time to time reasonably request; provided, however, that such Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of such Seller or its Affiliates or representatives. Without limiting the generality of the foregoing, each Seller shall deliver to Buyer within ten business days after filing with the FCC, copies of any responses to any complaints filed by such Seller with the FCC.
          (b) All of the parties acknowledge and agree that irreparable damage would occur in the event any confidential information regarding the Assets or the Stations were disclosed to or utilized on behalf of any Person which is in competition in any material respect with the current or intended uses of the Stations. Accordingly, each party covenants and agrees that it will not, directly or indirectly, without the prior written consent of the other, use or disclose any of such confidential information; provided, however, that confidential information shall not be deemed to include information which (i) was or becomes generally available to the public other than as a result of disclosure by any party or its Affiliates or (ii) was or becomes available on a non-confidential basis from a source other than any other party, provided that such source is not known by the disclosing party to be bound by a confidentiality agreement with respect to such confidential information. Notwithstanding the foregoing provisions of this paragraph, any party and its Affiliates may disclose any confidential information to the extent that, in the opinion of counsel, such Person is legally compelled to do so, provided that, prior to making such disclosure, such Person advises and consults

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with the other parties regarding such disclosure and provided further that such Person discloses only that portion of such confidential information as is legally required. If this Agreement is terminated without Closing, each party shall promptly return to the others all originals and copies of any confidential information it received from the others, including documents prepared by it incorporating such confidential information.
     5.2 Acquisition Proposals. From and after the Agreement Date until the earlier of the Closing Date or the termination of this Agreement, neither any Seller nor any Affiliate, officer, employee or representative of such Seller shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Assets or the Stations to, any Person that is considering making or has made an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to such Seller all confidential information heretofore furnished to such Person by or on behalf of such Seller. If any Seller or its Affiliates shall hereafter receive any Acquisition Proposal, such Seller shall immediately communicate the terms of such proposal to Buyer. The term “Acquisition Proposal”, as used in this Section, means any offer or proposal for, or any indication of interest in, the acquisition of the Assets or the Stations of any Seller or any portion thereof effectuated directly or indirectly through a sale of assets, sale of equity interests, by merger or otherwise, other than the transactions contemplated or expressly permitted by this Agreement.
     5.3 Third Party Consents. Subject to Section 5.7 hereof, each Seller shall use commercially reasonable efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or reasonably deemed by Buyer to be desirable to enable such Seller to transfer the Assets to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. Except as otherwise provided in Section 5.5(b)(ii) all costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings, and registrations referred to in this Section shall be borne by Sellers; provided, however, that Sellers shall not be required to bear the cost of negotiating any changes that Buyer may wish to have made in the terms of any agreements or authorizations for which consents to assignment are sought.
     5.4 Cooperation. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement.

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     5.5 FCC Consent.
          (a) FCC Consent. Consummation of the purchase and sale provided for herein and the performance of the obligations of Sellers and Buyer under this Agreement are subject to the condition that the FCC Consent is obtained without any condition, other than conditions imposed by the FCC in the Ordinary Course of Business, that is materially adverse to Buyer or Sellers.
          (b) Application For FCC Consent.
          (i) Sellers and Buyer agree to use commercially reasonable efforts and to cooperate with each other in seeking the FCC’s Consent through the preparation, electronic filing and prosecution of appropriate long-form applications to assign the FCC Licenses from WDLP-Sub and Robin-Sub to Buyer (the “Assignment Applications”). The Assignment Applications shall be electronically submitted to the FCC as soon as practical but in all events no later than ten (10) business days after the Agreement Date, time being of the essence (the “Application Filing Date”). Each party further agrees to prepare Assignment Application amendments, respond to oral or written inquiries from the FCC and answer pleadings whenever such documents are required by the FCC or its rules.
          (ii) Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portion of the Assignment Applications. Sellers and Buyer shall each be responsible for one-half of all filing fees and grant fees imposed by the FCC in connection with the Assignment Applications.
          (iii) Each party agrees to comply with any condition imposed on it by the FCC, except that no party shall be required to comply with a condition that would have a Material Adverse Effect upon it unless the condition was imposed in the Ordinary Course of Business or as the result of a circumstance which constitutes a breach by that party of any of its representations, warranties or covenants in this Agreement. Buyer and Sellers shall oppose any efforts for reconsideration or judicial review of the grant by the FCC of the Assignment Applications (but nothing in this Section shall limit any party’s right to terminate this Agreement pursuant to Section 9.1 of this Agreement).
          (c) Notice of Application. Sellers shall, at their expense, give due notice of the filing of the Assignment Applications, by such means as may be required by the rules and regulations of the FCC.
     5.6 Employee and Employee Benefit Plan Matters. Buyer is not hereby, and at no time hereafter will be, adopting, accepting, or assuming any employee benefit plan or collective bargaining agreement of any Seller relating to any of such Seller’s employees or any other agreement, trust, plan, fund or other arrangement of such Seller that provides for employee benefits or

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perquisites (collectively, “Employment Arrangements”), and Buyer shall have no liability or obligation whatsoever under any Employment Arrangement to such Seller or to any employees of such Seller, whether or not any of such employees are offered employment by or become employees of Buyer. Buyer is not obligated to replace any of the Employment Arrangements for any employees of any Seller who become employees of Buyer, nor is Buyer obligated to provide such Persons with any similar agreements, plans, or arrangements. Any Seller may terminate the employment of any employees of such Seller’s Stations effective as of the Closing Date. Upon Closing or thereafter, Buyer may, but is not in any way obligated to, offer employment to some or all of such Seller’s employees employed at the Stations who have been so terminated by such Seller upon such terms and conditions as Buyer shall determine in its sole discretion. Notwithstanding any other provision of this Agreement, this Section 5.6 shall not be deemed to create any right or claim for the benefit of, and shall not be enforceable by, any Person who is not a party to this Agreement.
     5.7 Transfer of Certain Contracts. Each Seller agrees that between the Agreement Date and the Closing Date it will use commercially reasonable efforts to obtain or cause to be obtained the necessary consents to the transfer of each Assumed Contract which by its terms requires the consent of any other contracting party thereto (for purposes of this Section, “Consent Required Contract”), and Buyer will cooperate with such Seller in securing such consent. In the event that any Seller shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract, the terms of this Section shall govern the transfer of the benefits of each such contract. Notwithstanding any provision contained in this Agreement to the contrary, the parties hereto acknowledge and agree that at the Closing Sellers shall not transfer or cause to be transferred to Buyer any Consent Required Contract the consent to which has not been obtained prior to the Closing Date. With respect to each such unassigned Consent Required Contract, after the Closing Date Sellers shall continue to deal with the other contracting party or parties to such Consent Required Contract as the prime contracting party and shall continue to use commercially reasonable efforts to obtain the consent of all required parties to the transfer of such Consent Required Contract to Buyer, but Buyer shall be entitled to the benefits of such Consent Required Contract accruing after the Closing Date to the extent that Sellers may provide Buyer with such benefits without violating the terms of such Consent Required Contract. To the extent permitted under such Consent Required Contract, Buyer agrees to perform at its sole expense all the obligations of Sellers to be performed under such Consent Required Contract, and to indemnify and reimburse Sellers for any cost Sellers incur in their continued performance, provided that Buyer receives the substantial benefits of such Consent Required Contract after the Closing Date.
     5.8 Public Announcements. Except as may be specifically contemplated by this Agreement or as may be required by Applicable Law, neither Buyer nor Sellers shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld).

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     5.9 Notification of Certain Matters. To the extent known by Sellers, Sellers shall give prompt notice to Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article II to be materially untrue or inaccurate at or prior to the Closing Date, (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder and (iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents and approvals indicated as required on Schedule 2.5(d)). To the extent known by Buyer, Buyer shall give prompt notice to Sellers of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate at or prior to the Closing Date and (ii) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder. Except as otherwise provided in this Agreement, the delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VI and VII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.10 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred; provided, however, that if this Agreement shall have been terminated pursuant to Section 9.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.
     5.11 Taxes; Other Charges. All sales and use Taxes resulting from the consummation of the transactions contemplated hereby shall be borne one half by Buyer and one half by Sellers, and the parties shall cooperate in obtaining all exemptions from such Taxes. All other registration, transfer, recording, and deed and stamp Taxes and fees incurred in connection with the consummation of the transactions contemplated hereby shall be borne equally by Sellers and Buyer. Sellers shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.
     5.12 Amendment of Disclosure Schedule. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall supplement or amend the Disclosure Schedule as of the Closing Date with respect to any matter hereafter arising or discovered which, if existing or known at the Agreement Date, would have been required to be set forth or described in the Disclosure Schedule. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.1 and 7.1 have been fulfilled, the Disclosure Schedule hereto shall be deemed to include

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only that information contained therein on the Agreement Date and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.
     5.13 Possession and Control of Stations; Due Diligence Contacts. Between the Agreement Date and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise, or direct, the business and operations of the Stations, and such operation, including complete control and supervision of all programming, shall be the sole responsibility of the Sellers. Without in any way limiting the foregoing, during such period Buyer shall not directly or indirectly (i) interfere in any material respect with the operations of any Seller’s business, including the Stations, or the relationship of such Seller with its employees, landlords, licensees, advertisers and other customers, vendors, carriage/satellite providers, (ii) cause any damage to the Stations, the Assets or any other stations or assets of such Seller, or (iii) initiate contact with or have discussions with any of the Persons listed on Schedule 5.13 concerning the Assets or the operations of such Seller without first obtaining the prior written consent of such Seller in its sole discretion, which consent may be conditioned on (among other things) the requirement that any such contact or discussions include a designated representative of such Seller who shall be present during such contact or discussions. Buyer acknowledges and agrees that a breach of the foregoing restrictions could result in significant Damages (as defined in Section 10.2 hereof) to Sellers and, therefore, a breach by Buyer thereof shall not be subject to the provisions of Section 9.5 below even if such breach results in a termination of this Agreement by Sellers under Section 9.1(d) hereof. From and after the Closing Date, Sellers shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Stations.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by Buyer or waiver by Sellers on or prior to the Closing Date of each of the following conditions:
     6.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement, and in any Ancillary Document on or prior to the Closing Date, shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

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     6.2 Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of the full amount of the Purchase Price.
     6.3 Certificate. Sellers shall have received a certificate executed by an authorized officer of Buyer, dated the Closing Date, representing and certifying, in such detail as Sellers may reasonably request, that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled and that Buyer is not in breach of any provision of this Agreement.
     6.4 Grant by FCC. The FCC Consent.
     6.5 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no Applicable Law promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby; no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against Buyer, Sellers or any of their respective Affiliates, managers, directors or officers seeking to prevent or challenging the transactions contemplated hereby; and no Proceeding before a court of competent jurisdiction shall have been commenced (and be pending on the Closing Date) against Buyer, Sellers or any of their respective Affiliates, managers, directors or officers seeking to prevent or challenging the transactions contemplated hereby or seeking material damages in connection therewith.
     6.6 Other Documents. Sellers shall have received the certificates, instruments and documents described in Section 8.3.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by Sellers or waiver by Buyer on or prior to the Closing Date of each of the following conditions:
     7.1 Representations and Warranties True. All the representations and warranties of Sellers contained in this Agreement, and in any Ancillary Document on or prior to the Closing Date, shall be true and correct in all material respects as of the date made (and having been deemed to have been made upon and as of the Closing Date) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such

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representation or warranty shall have been true and correct in all material respects as of such specified date.
     7.2 Covenants and Agreements Performed. Sellers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     7.3 Certificate. Buyer shall have received a certificate executed by the Manager of each Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled and that such Seller is not in breach of any provision of this Agreement.
     7.4 Grant by FCC. The FCC Consent has become a Final Order.
     7.5 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no Applicable Law promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby; no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against Buyer, Sellers or any of their respective Affiliates, associates, directors or officers seeking to prevent or challenging the transactions contemplated hereby; and no Proceeding before a court of competent jurisdiction shall have been commenced (and be pending on the Closing Date) against Buyer, Sellers or any of their respective Affiliates, associates, directors or officers seeking to prevent or challenging the transactions contemplated hereby or seeking material damages in connection therewith.
     7.6 Consents. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.
     7.7 Risk of Loss. The risk of loss to any of the Assets prior to the Closing Date shall remain with Sellers. Sellers shall use all commercially reasonable efforts to repair or replace any damaged or lost Assets, provided, however, that in the event that Assets with a value of greater than $50,000 are damaged or lost on the date otherwise scheduled for Closing, Buyer may, at its option, either (i) postpone Closing for a period of up to sixty (60) days while Sellers repair or replace such Assets, or (ii) elect to close with the Assets in their current condition, in which case Sellers shall assign all proceeds from insurance on such lost or damaged Assets to Buyer, and Buyer shall have the responsibility to repair or replace the Assets. Sellers shall have no responsibility to repair or replace damaged or destroyed Assets not covered by insurance if the cost of such repair exceeds $50,000, provided, however, that should Sellers not advise Buyer within ten (10) days after being requested in writing by Buyer to do so that Sellers will repair or replace such Assets, Buyer may give

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notice to Sellers that Buyer has elected to terminate this Agreement without penalty. Subject to Section 4.2(a) above, should the Stations (i) not operate for a period in excess of 72 consecutive hours, or (ii) not operate at 90% of fully authorized power for a period of thirty (30) consecutive days, or if the Stations shall not be operating or are not operating at 90% of fully authorized power as of the scheduled Closing Date and it is reasonably expected that the condition set forth in either clause (i) or (ii) of this sentence would be satisfied other than for the originally scheduled Closing Date, Buyer may either (A) elect to terminate this Agreement without penalty upon not less than ten (10) days’ notice prior notice to Sellers, in which case this Agreement shall terminate unless Seller cures the condition within said ten-day period, or (B) postpone the Closing for a period of up to sixty (60) days while Sellers attempt to cure the condition described in the preceding sentence of this Section, if the cure will take longer than ten (10) days.
     7.8 Tender of Assets and Other Documents. On the Closing Date, Sellers shall have executed and delivered all necessary or appropriate instruments of transfer, bills of sale, deeds and other documents to transfer and vest good title to the Assets to Buyer, subject only to any Permitted Encumbrances and the Assumed Liabilities, including the documents, certificates and instruments described in Section 8.2. In addition, Buyer shall have received the certificates, instruments, and documents listed below:
          (a) Executed copies of all consents and approvals of third parties required to be obtained by or on the part of Sellers for the consummation of the transactions contemplated hereby.
          (b) All books and records of Sellers constituting part of the Assets.
          (c) A certificate from the Secretary of State of Florida dated not more than 10 days prior to the Closing Date as to the legal existence and good standing of each Seller under the laws of such state.
          (d) Lien search reports, conducted by Buyer at its own cost and expense, each dated not more that 10 days prior to the Closing Date, showing that no financing statements or other liens (or notices with respect to liens) affecting the Assets or any thereof naming Sellers or the Stations as debtor are on file in the Uniform Commercial Code or other relevant records of the office of the Secretary of State of the state of formation of Sellers, or the county clerk’s office of Dade, Broward and Monroe Counties, Florida, except any that constitute Permitted Encumbrances or any that will be fully discharged at Closing.
ARTICLE VIII
CLOSING
     8.1 Closing; Closing Date. The closing of the transactions contemplated hereby, including the deliveries required under Sections 8.2 and 8.3 below (the “Closing”), shall take place at

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the offices of Buyer at 2601 South Bayshore Drive, PH#2, Coconut Grove, Florida 33133, or at such other place as is mutually agreed at 10:00 a.m., local time, on the earlier of (i) a date within ten (10) business days after the FCC Consent has become a Final Order, which date shall be selected by Buyer on not less than five (5) days notice to Sellers, or (ii) December 31, 2005. Notwithstanding any later time of the Closing, the “Closing Date” shall for all purposes of this Agreement be deemed to be at 12:01 a.m. Eastern Daylight or Standard Time, as the case may be, on the day of the Closing. All Closing transactions shall be deemed to have occurred simultaneously.
     At the Closing, subject to the satisfaction or waiver of the conditions to their respective obligations set forth in this Agreement, Sellers and Buyer shall make the deliveries, set forth in Sections 8.2 and 8.3 hereof, respectively, or such deliveries in substitution therefor as are satisfactory to the indicated recipient.
     8.2 Deliveries by Sellers.
          (a) Each Seller shall execute and deliver to Buyer (i) a Bill of Sale substantially in the form of Exhibit E attached hereto (the “Bill of Sale”), (ii) an Assignment and Assumption of Contracts substantially in the form of Exhibit F attached hereto (the “Assignment of Contracts”), (iii) an Assignment of Permits, Licenses and Authorizations substantially in the form of Exhibit G attached hereto (the “Assignment of Licenses”), and (iv) other instruments in form and substance reasonably satisfactory to Buyer and sufficient to transfer to Buyer and effectively vest in Buyer all right, title, and interest of Sellers in and to the Stations and good and indefeasible title to the Assets, to Buyer subject only to the Permitted Encumbrances.
          (b) Sellers shall deliver the right of possession of the Assets to Buyer.
          (c) Each Seller shall execute and deliver to Buyer a Sellers’ Closing Certificate substantially in the form of Exhibit H attached hereto (the “Sellers’ Closing Certificate”).
          (d) If, and only if, Buyer elects to pay part of the Purchase Price by the execution and delivery of the Promissory Note as contemplated in Section 1.3(a)(iii)(A) above, Sellers shall execute and deliver to Parent the Advertising Opportunity Agreement.
          (e) WDLP shall execute and deliver to Buyer a sublicense agreement respecting the Tape Origination and Facility Use Agreement between WDLP and GlobeCast North America Incorporated in a form to be negotiated in good faith between WDLP and Buyer prior to the Closing providing substantially the same benefits and terms to Buyer as WDLP currently enjoys under said agreement (the “GlobeCast Sublicense Agreement”), including general terms and conditions substantially as set forth on Exhibit I attached hereto and incorporated herein (the “GlobeCast Sublicense Term Sheet”). WDLP shall also cause GlobeCast North America Incorporated to consent to the GlobeCast Sublicense Agreement.

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          (f) WDLP shall cause American Tower LP to enter into a direct license agreement with Buyer for the services otherwise provided to WSBS-CA under the License Agreement dated July 30, 2004 between WDLP and American Tower, L.P. regarding the tower site at 4991 SW 28th Street, Hollywood, Florida, as amended by First Amendment to License Agreement dated November 26, 2004, on substantially the same terms and conditions of said license agreement as applicable to WSBS-CA.
          (g) WDLP shall cause Adolphus-Warfield, Inc. to enter into a direct site lease agreement with Buyer for the site used under the Communications Equipment Site Lease between Adolphus-Warfield, Inc., and WDLP, dated February 26, 2003, for WDLP-TV, Key West, Florida (Analog CH.22) and WDLP-DT, Key West, Florida (DTV CH.3), site Address: 527 Southard Street, Key West, Florida 33040, on substantially the same terms and conditions of said license agreement as applicable to WDLP-TV and WDLP-DT.
          (h) Sellers shall deliver to Buyer certificates of good standing of Sellers from each jurisdiction in which Sellers are qualified to do business or are doing business dated not more than 30 days prior to the Closing Date.
          (i) Sellers shall execute and deliver to Buyer such other certificates, instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer in order to effect the transactions contemplated by this Agreement to occur at the Closing.
     8.3 Deliveries by Buyer.
          (a) Buyer shall deliver to Sellers the cash portion of the Purchase Price as required under the provisions of Section 1.3(a) hereof.
          (b) Buyer shall execute and deliver to WDLP the GlobeCast Sublicense Agreement.
          (c) Buyer shall execute and deliver to Sellers (i) the Bill of Sale, (ii) the Assignment of Contracts, and (iii) the Assignment of Licenses.
          (d) Buyer shall execute and deliver to Sellers a Buyer’s Closing Certificate substantially in the form of Exhibit J attached hereto (the “Sellers’ Closing Certificate”).
          (e) If, and only if, Buyer elects to pay part of the Purchase Price by the execution and delivery of the Promissory Note as contemplated in Section 1.3(a)(iii)(A) above, Buyer shall execute and deliver to Sellers the Promissory Note and the Security Agreement.
          (f) Buyer shall deliver to Sellers certificates of good standing for Buyer from Delaware and Florida dated not more than 30 days prior to the Closing Date.

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          (g) If, and only if, Buyer elects to pay part of the Purchase Price by the execution and delivery of the Promissory Note as contemplated in Section 1.3(a)(iii)(A) above, Buyer shall cause Parent to execute and deliver to Sellers the Guaranty.
          (h) If, and only if, Buyer elects to pay part of the Purchase Price by the execution and delivery of the Promissory Note as contemplated in Section 1.3(a)(iii)(A) above, Buyer shall cause Parent to execute and deliver to Sellers the Advertising Opportunity Agreement.
          (i) Buyer shall deliver to Sellers such other certificates, instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Sellers in order to effect the transactions contemplated by this Agreement to occur at the Closing.
ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER
     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
          (a) by mutual written consent of Sellers and Buyer;
          (b) at any time after December 31, 2005 by Sellers or Buyer if the Closing shall not have occurred on or before December 31, 2005 (i) if such failure to close shall be due to a delay in the issuance of the FCC Consent by reason of any matters directly or indirectly related to or otherwise concerning the Buyer or its Affiliates, including by reason of any objection or comment filed by a third party that questions Buyer’s qualification or entitlement in the public interest to become licensee of any one or more of the Stations, or (ii) if such failure to close shall be due to any other reason;
          (c) by Sellers or Buyer, if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable;
          (d) by Sellers, if (i) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing Date as if made at and as of such time, in any respect which is material to the ability of Buyer to consummate the transactions contemplated hereby, or (ii) Buyer shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is

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material to the obligations of Buyer under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from Sellers to Buyer; provided, however, that Sellers shall not be required to delay Closing beyond December 31, 2005 to allow a cure by Buyer;
          (e) by Buyer, if (i) any of the representations and warranties of Sellers contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing Date as if made at and as of such time, in any respect which is material to Sellers or the ability of Sellers to consummate the transactions contemplated hereby, or (ii) Sellers shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Sellers under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from Buyer to Sellers; provided, however, that Buyer shall not be required to delay Closing beyond December 31, 2005 to allow a cure by Sellers;
          (f) by Buyer in accordance with the provisions of Section 7.7; or
          (g) by Sellers if the Form 314 and Form 345 applications are not electronically filed with the FCC and the FCC filing fees are not paid within ten (10) business days after the Agreement Date.
     9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Sellers or Buyer, notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Sections 3.6, 5.1(b), 5.8, 5.10, 9.5, 11.1, 11.5, 11.13 and 11.14 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement, but claims shall be limited to actual damages, and no claims shall be permitted for punitive or exemplary damages or for lost profits.
     9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.
     9.4 Waiver. Each of Sellers and Buyer may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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     9.5 Deposit as Liquidated Damages. In the event that Sellers or Buyer terminate this Agreement other than a termination of this Agreement by Buyer pursuant to Section 9.1(e) hereof, then the entire amount of the Initial Deposit and, if applicable, the Extension Payment shall be retained by Sellers as non-refundable liquidated damages in full settlement of any Damages of any kind that Sellers may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Sellers’ and Buyer’s reasonable estimate of actual Damages resulting from such termination and does not constitute a penalty. Except as otherwise provided in Section 5.13 hereof, such liquidated damages shall be the sole and exclusive remedy of Sellers against Buyer for Buyer’s breach in the event of any such termination, provided, however, that Sellers shall be entitled to recover attorneys fees pursuant to Section 5.10 as provided therein or Section 11.12 hereof.
     The parties have placed their initials below to further evidence their agreement with the foregoing liquidated damages provision.
WDLP:                           WDLP-Sub:                           Robin:                           Robin-Sub:                            Buyer: ______
     9.6 Specific Performance by Buyer. Sellers hereby acknowledge that the Assets are unique, and that the harm to Buyer resulting from Sellers’ failure to perform Sellers’ obligations hereunder cannot be adequately compensated by damages. Accordingly, Sellers agree that Buyer shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Sellers. In any such specific performance action, Sellers agree to waive the defense that there is an adequate remedy at law for damages and agree that Buyer shall be entitled to obtain specific performance of Sellers’ obligations hereunder without having to post any bond or other security in any such proceeding.
     9.7 Certain Remedies Not Exclusive. Except as set forth in Sections 9.5 or 11.11 or elsewhere herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.
ARTICLE X
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     10.1 Survival.

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          (a) All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, for a period of eighteen (18) months from the Closing Date, except that (i) the representations as to title to the Assets set forth in Section 2.6 hereof shall survive forever and (ii) the representations, warranties, covenants and agreements evidenced by or otherwise contained in the Promissory Note, the Security Agreement, the Guaranty, the Advertising Opportunity Agreement and each of the agreements described in Section 8.2(f) above (collectively, the “Primary Ancillary Agreements”; provided, however, that the Promissory Note, the Security Agreement, the Guaranty and the Advertising Opportunity Agreement shall be considered part of the definition of “Primary Ancillary Agreements” if, and only if, Buyer elects to pay part of the Purchase Price by the execution and delivery of the Promissory Note as contemplated in Section 1.3(a)(iii)(A) above), as well as Buyer’s covenant and agreement under Section 11.17 below, shall survive so long as any obligations thereunder remain outstanding.
          Any right of indemnification pursuant to this Article X with respect to a claimed breach of any representation, covenant or warranty shall expire or terminate on the date of expiration or termination of the representation, covenant or warranty claimed to be breached (each a “Survival Date”). From and after the Survival Date, no party hereto or any shareholder, member, partner, director, manager, officer, or employee of such party shall be under any liability whatsoever (whether pursuant to this Article X or otherwise) with respect to any such representation or warranty, except with respect to matters as to which notice has been received in accordance with Section 10.1(b).
          (b) No party hereto shall have any indemnification obligation pursuant to this Article X or otherwise in respect of any representation or warranty unless before the Survival Date it shall have received from the party seeking indemnification prompt notice of the existence of the claim for or in respect of which indemnification is sought. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such claim, (ii) an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim; provided, however, that any notice which the party seeking indemnification delivers to the indemnifying party prior to the Survival Date which notifies the indemnifying party of the existence of a claim and, notwithstanding the failure of such notice to meet the requirements set forth in clauses (i), (ii), and (iii) above, does not materially prejudice the indemnifying party’s ability to defend such claim, shall be deemed to have met the requirement of delivery of notice prior to the Survival Date for the purpose of preserving the indemnified party’s right to indemnification pursuant to this Article X.
          (c) The provisions of this Section shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at or after the Closing.

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     10.2 Indemnification by Sellers. Subject to the terms and conditions of this Article X, Sellers shall indemnify, defend and hold harmless Buyer, its Affiliates and each of its directors, officers, employees and agents, and their respective heirs, legal representatives, successors and assigns (collectively, the “Buyer Group”), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from (collectively, “Buyer Claims”):
          (a) any inaccuracy in or breach of any representation or warranty of Sellers contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto;
          (b) any breach by Sellers of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto; and
          (c) any Excluded Liability, including any liability or obligation of Sellers or their respective Affiliates (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Sellers, and whether due or to become due), other than the Assumed Liabilities.
     10.3 Indemnification by Buyer. Subject to the terms and conditions of this Article X, Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates, and each of their respective managers, members, officers, employees, and agents, and their respective heirs, legal representatives, successors and assigns (collectively, the “Seller Group”), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from (collectively, “Seller Claims”):
          (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;
          (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;
          (c) the performance or non-performance of the Assumed Liabilities after the Closing Date; and
          (d) the ownership, management, or use by Buyer of the Assets and the operation of the Stations from and after the Closing Date, except to the extent Buyer is indemnified by Sellers with respect to such matters pursuant to Section 10.2.
     10.4 Limitation of Liability. The indemnification obligations of the parties hereto pursuant to this Article X shall be subject to the following:

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          (a) No indemnification shall be required to be made by Sellers pursuant to this Article X with respect to any Buyer Claims, unless and until the aggregate amount of Damages incurred by the Buyer Group with respect to all Buyer Claims (whether asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $250,000 and, in such event, the Sellers shall be required to pay only the amount of such Damages in excess thereof; but in no event shall the Sellers be liable for any such Damages in excess of $22,500,000; provided, however, that the foregoing limitations shall not apply to Damages attributable to or resulting from (i) the inaccuracy of or breach of any of the representations and warranties as to title to the Assets set forth in Section 2.6 or (ii) the breach by any Seller or any of Sellers’ Affiliates of any of such party’s respective representations, warranties, covenants or agreements contained in the Primary Ancillary Agreements.
          (b) No indemnification shall be required to be made by Buyer pursuant to this Article X with respect to any Seller Claims, unless and until the aggregate amount of Damages incurred by the Seller Group with respect to all Seller Claims (whether asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $250,000 and, in such event, the Buyer shall be required to pay only the amount of such Damages in excess thereof; but in no event shall the Buyer be liable for any such Damages in excess of $22,500,000; provided, however, that the foregoing limitations shall not apply to Damages attributable to or resulting from the breach by Buyer, Parent or any of Buyer’s or Parent’s Affiliates of any of such party’s respective representations, warranties, covenants or agreements contained in the Primary Ancillary Agreements.
          (c) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Article X as a result of any Seller Claim or any Buyer Claim shall be reduced to the extent of any amounts actually received by such other party after the Closing Date pursuant to the terms of the insurance policies (if any) covering such claim, but there shall not be taken into account any tax benefit realized directly or indirectly, by the indemnified party.
          (d) The indemnification obligations of Sellers and Buyer pursuant to this Article X shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive or exemplary damages.
          (e) The indemnities herein are intended solely for the benefit of the Buyer Group, as to Sellers’ indemnities, and for the benefit of the Seller Group, as to Buyer’s indemnities, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
          (f) The parties hereto agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes only.
          (g) In any case where an indemnified party recovers from a third person any amount relating to a matter with respect to which an indemnifying party has indemnified the

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indemnified party pursuant to this Article X, such indemnified party shall promptly pay over to the indemnifying party the amount so recovered, up to but not in excess of the sum of (i) any amount previously so paid by the indemnifying party to or on behalf of the indemnified party in respect of such matters and (ii) any amount expended by the indemnifying party in pursuing or defending any claim arising out of such matters. Notwithstanding the foregoing, if for any matter subject to indemnification hereunder the amount of Damages sustained by an indemnified party exceeds the amount previously paid by the indemnifying party to or on behalf of the indemnified party in respect of such matter, the indemnified party shall have the right to first retain to the extent of such excess the amount subsequently recovered from a third party in respect of such matter and the remaining portion of such amount recovered from a third party shall be paid to the indemnifying party.
          (h) Upon making any indemnification payment, the indemnifying party will, to the extent of such payment, be subrogated to the rights of the indemnified party against any third party in respect to the Damages to which the payment relates. Without limiting the generality of any other provision hereof, each of the indemnifying party and the indemnified party will duly execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.
          (i) The indemnification provisions and procedures contained in this Article X shall constitute the sole and exclusive recourse and remedy of the parties hereto with respect to any Damages arising under Section 10.2 or Section 10.3 above.
     10.5 Procedure for Indemnification. Within 15 days after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no

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compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed).
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if sent by prepaid overnight courier service to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Sellers:
WDLP Broadcasting Company, LLC
WDLP Licensed Subsidiary, LLC
Robin Broadcasting Company, LLC
and Robin Licensed Subsidiary, LLC
c/o Dr. William C. De La Pena, Manager
2446 West Whittier Boulevard
Montebello, CA 90640
Telephone 323-728-5500

with a copy to:
Robert Lewis Thompson, Esq.
Smithwick & Belendiuk, P.C.
5028 Wisconsin Avenue, NW, Suite 301
Washington, D.C. 20016
Telephone: 202-363-4050

and with a copy to:
Donald H. Jones, Esq.
Jones, Kaufman & Ackerman LLP
10960 Wilshire Boulevard, Suite 1225
Los Angeles, CA 90024
Telephone: 310-231-6639

If to Buyer:

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Mega Media Holdings, Inc.
2601 South Bayshore Drive — PH#2
Coconut Grove, Florida 33133
Attention: Raul Alarcon, Jr., Pres/CEO
Telephone: 305-441-6901

with a copy to:
Jason L. Shrinsky, Esq.
Kaye Scholer LLP
901 15th Street, N.W., Suite 1100
Washington, D.C. 20005
Facsimile: 202-682-3580
Telephone: 202-682-3506
     Such notices, requests, demands and other communications shall be effective upon actual receipt by the intended recipient. Notice given to counsel shall not be deemed notice to a party.
     11.2 Entire Agreement. This Agreement, together with the Disclosure Schedule, Exhibits, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, that certain Confidentiality Agreement between WDLP and Buyer dated as of March 22, 2004.
     11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that, upon not less than two (2) business days prior notice to Sellers, Buyer may designate any one or more of the Affiliates of Buyer to take title to the Assets at the Closing, provided that no such designation shall relieve Buyer of its obligations hereunder and Buyer shall nevertheless execute all related closing documents including the assumption under the Bill of Sale and all of the Primary Ancillary Agreements to which it is intended to be a party. Except as provided in Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
     11.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof,

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then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.
     11.5 GOVERNING LAW. THIS AGREEMENT IS MADE, ENTERED INTO AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
     11.6 Further Assurances. From time to time following the Closing, at the request of either party hereto and without further consideration, the other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.
     11.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
     11.8 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     11.9 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement. Each Schedule and Exhibit is incorporated herein by this reference and made a part hereof.
     11.10 Counterparts and Facsimile Execution. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto. In order to facilitate the execution of this Agreement, an executed counterpart of the signature page or pages to the Agreement may be delivered by facsimile transmission to the other parties hereto and such facsimile signature shall be deemed an original signature for purposes of this Agreement and shall be binding on the parties hereto. An original executed counterpart of said signature page shall be promptly forwarded to the other parties hereto.

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     11.11 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except to the extent any exclusive remedy is provided for herein, the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.
     11.12 Attorneys Fees. In the event legal proceedings are commenced by either party to enforce any rights hereunder, the prevailing party, in addition to which they may be entitled pursuant to the terms of this Agreement, shall also be entitled to collect reasonable attorneys fees and expenses incurred in connection with such action.
     11.13 Consent to Jurisdiction.
     (a) The parties hereto hereby irrevocably submit to the jurisdiction of the applicable courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts, which courts shall be the exclusive courts of jurisdiction and venue. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided bylaw. This consent to jurisdiction and venue is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction or venue with respect to any other dispute in which a party to this Agreement may become involved.
     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the delivery of a copy thereof in the manner specified by the provisions of Section 11.1.
     11.14 Preparation of Agreement. All parties to this Agreement have participated equally in its preparation. Accordingly, if a dispute arises regarding or relating to this Agreement, the language or terms of the Agreement shall not be construed more or less favorably against one party over another.
     11.15 Time of the Essence. Time is of the essence of this Agreement, unless otherwise provided herein or agreed to by the parties in writing.

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     11.16 Records; Cooperation.
          (a) Buyer agrees that it will cause to be preserved and kept the books and records of Seller which constitute part of the Assets for a period of seven (7) years after the Closing, and shall make such books and records available and provide copies to any Seller at its sole cost and expense, as may be reasonably required by that Seller in connection with any legal proceedings, governmental investigation or tax examinations. In the event Buyer wishes to destroy any such books and records after that time, it shall first give at least thirty (30) days prior written notice to each Seller and each Seller shall have the right, at its option and at its sole cost and expense, to take possession of such books and records. Each Seller agrees that it will cause to be preserved and kept the remaining books and records of such Seller which do not constitute part of the Assets for a period of seven (7) years after the Closing, and shall make such books and records available and provide copies to Buyer, at Buyer’s sole cost and expense, as may be reasonably required by Buyer in connection with any legal proceedings, governmental investigation or tax examinations. In the event any Seller wishes to destroy any such books and records after that time, it shall first give at least thirty (30) days prior written notice to Buyer and Buyer shall have the right, at its option and at its sole cost and expense, to take possession of such books and records.
          (b) From and after the Closing Date, each of the parties hereto will provide the other parties hereto and/or their respective Affiliates with such assistance as may reasonably be requested in connection with the preparation of any Tax Return and/or audit and will provide them with any records or information that may be relevant to any such Tax Return and/or audit. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable out-of-pocket expenses incurred in providing such assistance and/or documentation.
     11.17 Post-Closing Obligations. From and after the Closing Date through January 31, 2013, Buyer shall not seek to block, hinder or otherwise object to any future proposed move of the Key West facility (FCC Facility I.D. No.27387) for WGEN-TV, Channel 8 or WGEN-DT, Channel 12, to serve a different community of license.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

SELLERS: WDLP BROADCASTING COMPANY, LLC
By:	/s/ William C. De La Pena
	Name:	William C. De La Pena, M.D.
	Title:	Manager

WDLP LICENSED SUBSIDIARY, LLC
By:	/s/ William C. De La Pena
	Name:	William C. De La Pena, M.D.
	Title:	Manager

ROBIN BROADCASTING COMPANY, LLC
By:	/s/ William C. De La Pena
	Name:	William C. De La Pena, M.D.
	Title:	Manager

ROBIN LICENSED SUBSIDIARY, LLC
By:	/s/ William C. De La Pena
	Name:	William C. De La Pena, M.D.
	Title:	Manager

BUYER: MEGA MEDIA HOLDINGS, INC
By:	/s/ Raul Alarcón, Jr.
	Name:	Raul Alarcón, Jr.
	Title:	President/CEO

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